EXHIBIT 2.1


EXECUTION VERSION





                               PURCHASE AGREEMENT


                                  by and among


                              SC ACQUISITION CORP.


                               SWEATER.COM, INC.,


                               NYC SWEATERS, INC.


                                 BRUCE GIFFORD,


                                       and


                                  DANIEL JAFFE


                           dated as of August 29, 2006

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                                TABLE OF CONTENTS


ARTICLE I PURCHASE AND SALE OF ASSETS..........................................1

     Section 1.1      Purchase and Sale of Assets..............................1
     Section 1.2      Assumption of Liabilities................................3
     Section 1.3      Excluded Liabilities.....................................4
     Section 1.4      Purchase Price; Allocation...............................5
     Section 1.5      Closing Payment Adjustment...............................5
     Section 1.6      Working Capital Adjustment...............................6
     Section 1.7      Closing..................................................8
     Section 1.8      Deliveries by Sellers....................................8
     Section 1.9      Deliveries by Buyer......................................9
     Section 1.10     Earnout Payment..........................................9
     Section 1.11     Covenants During Earnout Payment Periods................11

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES..............12

     Section 2.1      Corporate Organization; Subsidiaries....................12
     Section 2.2      Authorization...........................................13
     Section 2.3      Consents and Approvals; No Violation....................13
     Section 2.4      Financial Statements....................................13
     Section 2.5      No Undisclosed Liabilities..............................14
     Section 2.6      Absence of Certain Changes..............................14
     Section 2.7      Real Property...........................................16
     Section 2.8      Intellectual Property...................................16
     Section 2.9      Certain Contracts.......................................16
     Section 2.10     Permits and Other Authorizations........................17
     Section 2.11     Assets..................................................18
     Section 2.12     Insurance...............................................18
     Section 2.13     Labor Relations.........................................18
     Section 2.14     Benefit Plans; ERISA....................................18
     Section 2.15     Taxes...................................................20
     Section 2.16     Environmental Matters...................................20
     Section 2.17     Litigation..............................................21
     Section 2.18     Compliance with Law.....................................21
     Section 2.19     Personnel...............................................21
     Section 2.20     Related Party Transactions..............................21
     Section 2.21     Inventory...............................................21
     Section 2.22     Accounts Receivable.....................................22
     Section 2.23     Customers and Suppliers.................................22
     Section 2.24     Orders and Commitments..................................22
     Section 2.25     Product Warranties......................................22
     Section 2.26     Brokers and Finders.....................................23
     Section 2.27     Disclosure..............................................23


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ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER...........................23

     Section 3.1      Corporate Organization..................................23
     Section 3.2      Authorization...........................................23
     Section 3.3      No Violation; Consents..................................23
     Section 3.4      Brokers and Finders.....................................24
     Section 3.5      Newly formed Company....................................24
     Section 3.6      Sellers Representations and Warranties..................24

ARTICLE IV COVENANTS..........................................................24

     Section 4.1      Taxes; Post-Closing Access..............................24
     Section 4.2      Employee Benefits.......................................25
     Section 4.3      Publicity...............................................26
     Section 4.4      Confidentiality.........................................26
     Section 4.5      Intentionally Omitted...................................27
     Section 4.6      Further Assurances......................................27
     Section 4.7      Change of Name..........................................27
     Section 4.8      Discharge of Business's Liabilities; Post Closing
                      Operations of Sellers...................................27
     Section 4.9      Hartmarx Guaranty.......................................27

ARTICLE V SURVIVAL AND INDEMNIFICATION........................................28

     Section 5.1      Survival of Representations, Warranties and Covenants...28
     Section 5.2      Indemnification.........................................28
     Section 5.3      Claims for Indemnification..............................29
     Section 5.4      Limitations on Indemnification..........................29
     Section 5.5      Insurance...............................................30
     Section 5.6      Exclusive Remedy........................................30
     Section 5.7      Right to Set-off........................................30

ARTICLE VI MISCELLANEOUS......................................................31

     Section 6.1      Amendment, Extension and Waiver.........................31
     Section 6.2      Expenses................................................31
     Section 6.3      Entire Agreement; No Third-Party Beneficiaries..........31
     Section 6.4      Headings................................................31
     Section 6.5      Notices.................................................31
     Section 6.6      Assignment..............................................32
     Section 6.7      Severability............................................32
     Section 6.8      Applicable Law..........................................33
     Section 6.9      Interpretation..........................................33
     Section 6.10     Jurisdiction............................................33
     Section 6.11     Service of Process......................................34
     Section 6.12     WAIVER OF JURY TRIAL....................................34
     Section 6.13     Specific Performance....................................35
     Section 6.14     Counterparts............................................35

ARTICLE VII CERTAIN DEFINITIONS...............................................35

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                               PURCHASE AGREEMENT
                               ------------------

         PURCHASE AGREEMENT, dated as of August 29, 2006 (this "Agreement"), by and among SC Acquisition Corp., a Delaware corporation ("Buyer"), Sweater.com, Inc., a California corporation ("Sweater"), NYC Sweaters, Inc., a New York corporation ("NY Sweater," and together with Sweater the "Sellers"), Bruce Gifford ("Gifford"), and Daniel Jaffe ("Jaffe" and together with Gifford the "Securityholders," and together with the Sellers, the "Selling Parties").

         WHEREAS, Sellers are engaged in the business of designing, sourcing, marketing and selling women's apparel products (the "Business");

         WHEREAS, Gifford and Jaffe are sole Securityholders of Sellers;

         WHEREAS, Buyer is a wholly-owned subsidiary of Hartmarx Corporation, a Delaware corporation ("Hartmarx"); and

         WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell, assign, transfer, convey and deliver to Buyer, substantially all the assets, business and operations of Sellers, together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the premises and the covenants, agreements, representations and warranties contained herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF ASSETS

         Section 1.1 Purchase and Sale of Assets.

                  (a) Acquired Assets. Subject to the terms of this Agreement, Sellers agree to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Sellers, free and clear of all Liens, all of Sellers' right, title and interest in and to all of their respective rights, properties and assets of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever located) and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP (collectively, the "Assets"), including without limitation, the following:

                           (i) all goodwill of the Business as a going concern;

                           (ii) all contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral) (including amendments and supplements, modifications, and side letters or agreements) (the "Business Contracts"), including those identified in
     Section 1.1(a)(ii) of the written statement delivered to Buyer by Sellers

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     herewith and dated as of the date hereof (the "Seller Disclosure
     Schedule");

                           (iii) all trade accounts receivable (excluding those receivables sold to The CIT Group/Commercial Services, Inc. ("CIT Group") pursuant to that certain Factoring Agreement dated as of November 26, 2002, as amended, (the "Factor Risk Accounts") and all notes, bonds and other evidences of indebtedness and rights to receive payments arising out of sales ("Accounts Receivable"), including those identified in Section 1.1(a)(iii) of the Seller Disclosure Schedule;

                           (iv) all marketing, sales and promotional literature, books, records, files, documents, financial records, bills, accounting, internal and audit records, operating manuals, personnel records, customer and supplier lists and files, preprinted materials and similar materials;

                           (v) all rights, title and interests in and to all real property leases, including improvements, fixtures, fittings thereon and appurtenances thereto, including those identified in Section 1.1(a)(v) of the Seller Disclosure Schedule;

                           (vi) all rights to all telephone numbers related to the Business and the rights to the names "Sweater.com," "One Girl Who . . ." and the corporate name "NYC Sweaters, Inc.";

                           (vii) all intangible assets, including Intellectual Property and other intangible assets of an intellectual property nature, including the Intellectual Property listed on Section 1.1(a)(vii) of the Seller Disclosure Schedule;

                           (viii) all payments, deposits (including security deposits) and prepaid expenses and rights to make claims under and other benefits of all contracts of insurance with respect to the Assets, if any;

                           (ix) all raw materials, components, work-in-process, finished products, inventory, office and other supplies, spare parts, packaging materials, samples and other accessories related thereto, wherever located, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights against suppliers of such inventories;

                           (x) all furnishings, furniture, fixtures, equipment, tools, machinery, vehicles, art work and other tangible personal property, including the tangible personal property listed on Section 1.1(a)(x) of the Seller Disclosure Schedule;

                           (xi) all rights under warranties, representations and guarantees made by suppliers, manufacturers or contractors;


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                           (xii) all Permits, including the Permits listed on
     Section 1.1(a)(xii) of the Seller Disclosure Schedule to the extent such Permits are transferable by Sellers;

                           (xiii) all cash and cash equivalents such as bank deposits, certificates of deposit and marketable securities

                           (xiv) all claims and causes of action against other Persons (regardless of whether or not such claims and causes of action have been asserted), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery (regardless of whether such rights are currently exercisable).

                  (b) Excluded Assets. Notwithstanding anything contained herein to the contrary, Sellers shall not sell, assign, transfer, convey or deliver to Buyer, and Buyer shall not purchase from Sellers the following assets, properties, interests and rights of Sellers (the "Excluded Assets"):

                           (i) the organizational documents, seals, minute books, and other documents relating exclusively to the organization, maintenance and existence of each of Sellers as a legal entity, including taxpayer and other identification numbers, Tax Returns, Tax information and Tax records, and books and records related exclusively to the Excluded Assets or the Excluded Liabilities;

                           (ii) the rights of Sellers under this Agreement;

                           (iii) any refunds (or rights thereto) relating to income Taxes attributable to Sellers for all periods ending on or prior to the Closing;

                           (iv) the Factor Risk Accounts;

                           (v) any and all receivables due from Securityholders or any Related Party (as defined in Section 2.20);

                           (vi) automobiles owned by or leased by or for any of the Securityholders;

                           (vii) except as provided in Section 1.1(a)(viii), all insurance policies and rights thereunder;

                           (viii) any right, property or asset which is listed in Section 1.1(b)(viii) of the Seller Disclosure Schedule.

         Section 1.2 Assumption of Liabilities.

     Subject to the terms of this Agreement and excluding the Excluded Liabilities, Buyer hereby agrees to assume only the following liabilities and obligations (collectively, the "Assumed Liabilities"):

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                  (a) the accounts payable and accrued expenses of Sellers
listed in Section 1.2(a) of the Seller Disclosure Schedule or accrued on the Final Working Capital Statement; and

                  (b) the obligations of Sellers under (A) except as otherwise indicated thereon the Listed Business Contracts listed in Section 2.9 of the Seller Disclosure Schedule or (B) contracts made and entered into in the ordinary course of business which are not required pursuant to Section 2.9 to be listed in Section 2.9 of Seller's Disclosure Schedules, but only to the extent such obligations (i) arise after the date hereof, (ii) do not arise from or relate to any breach by any of Sellers of any such contracts and (iii) do not arise from any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach of any of such contracts.

         Section 1.3 Excluded Liabilities.

     Except as expressly provided in Section 1.2, Buyer shall not assume or be liable for any other Liabilities of Sellers or any other Person, whether or not relating to the Business (the "Excluded Liabilities"), including the following:

                  (a) except as otherwise specifically provided herein, all Liabilities relating to Taxes attributable to or imposed upon Sellers or any of their respective affiliates (or for which Sellers or any of their respective affiliates may otherwise be liable) for any period (or portion thereof) ending on or prior to the date hereof (including, without limitation, all Liabilities of Sellers and their respective affiliates for Taxes related to the transactions contemplated by this Agreement);

                  (b) any Liability of Sellers arising out of or relating to the execution, delivery or performance of this Agreement;

                  (c) any Liability of Sellers for any fees, costs or expenses of the type referred to in Section 6.2;

                  (d) any Liability relating to any Excluded Asset;

                  (e) indebtedness, including amounts loaned or advanced by CIT Group or any other lender, or loaned or advanced to Sellers by the Securityholders or any Related Party;

                  (f) except expressly as set forth in Section 1.2 above, any Liability that relates to, or arises out of, directly or indirectly, the operation of the Business or Sellers' ownership, control or use of the Assets prior to the date hereof;

                  (g) any Liability under or otherwise attributable to the Benefit Plans (as defined in Section 2.14(a)), including any Liability for benefits payable thereunder;

                  (h) any Liability in any way attributable to the performance of services for Sellers prior to the date hereof by any employee, independent contractor or agent of Sellers or any other individuals rendering services to Sellers; and

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                  (i) any Liability for payment of bonus compensation based upon the earnings of Sellers or the payment of any bonus contingent upon the sale of the Assets or calculated with respect to the Purchase Price.

         Section 1.4 Purchase Price; Allocation.

                  (a) Upon the terms and subject to the conditions set forth herein, in consideration for the aforesaid sale, assignment, transfer and conveyance of the Assets, Buyer shall (i) deliver or cause to be delivered to Sellers at the Closing the Closing Payment (as defined in Section 1.5(b) below) by wire transfer of immediately available funds to an account or accounts designated by Sellers, and (ii) deliver or cause to be delivered to Sellers the payments, if any, required by Section 1.10 at such time as any such payments are required. $125,000 of the Closing Payment shall be paid to NY Sweater and the remainder of the Closing Payment shall be made to Sweater. For purposes of this Agreement, "Purchase Price" means the sum of the Closing Payment and the net amount of any payments made pursuant to Sections 1.6 (Working Capital Adjustment) and 1.10 (Earnout Payment).

                  (b) The Purchase Price (plus the Assumed Liabilities assumed pursuant to Section 1.2(a)) will be allocated among the Assets and the restrictive covenant contained in Section 4.8 using the methodology set forth in
Exhibit 1.4(b) attached hereto and in the manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Within 90 days following the date hereof, Buyer shall prepare and deliver to Sellers IRS Form 8594 and any required exhibits thereto, setting forth the allocation of the Purchase Price (plus the Assumed Liabilities) among the Assets and the restrictive covenant contained in the Employment Agreements in the manner consistent with Exhibit 1.4(b). At Buyer's option, Buyer may engage, at Buyer's expense, an independent appraisal firm selected by Buyer to determine the fair market value of the Assets to facilitate such allocation. If any addition to the Purchase Price is made pursuant to Section 1.9(f), the amount of such addition will be allocated by the Buyer among the Assets in accordance with Exhibit 1.4(b). Buyer and Sellers agree to file any additional Tax Return required to be filed pursuant to Section 1060 of the Code or other applicable local law.

                  (c) Sellers and Buyer shall (i) be bound by the allocation for all Tax purposes; (ii) prepare and file all Tax Returns in a manner consistent with the allocation; and (iii) take no position inconsistent with the allocation in any Tax Return, any proceeding before any taxing authority or otherwise. In the event that the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute.

         Section 1.5 Closing Payment Adjustment.

                  (a) Sellers will cause to be delivered to Buyer, three (3) business days prior to the date hereof, (i) an estimated statement of the Working Capital of Sellers as of the open of business on the date hereof (the "Estimated Working Capital Statement") to be prepared in good faith in conformity with GAAP in effect on the date hereof applied on a basis consistent with the Financial Statements and (ii) a certificate as to the preparation of the Estimated Working Capital Statement executed by the president of each Seller. Buyer and its representatives shall have full access to all relevant books and records and employees of Sellers in connection with Sellers'


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preparation, and Buyer's review, of the Estimated Working Capital Statement. The term "Working Capital" for purposes of this Agreement means (i) the net accounts receivable (excluding Factor Risk Accounts), inventory, prepaid expenses, cash and cash equivalents (such as bank deposits, certificates of deposit and marketable securities) and deposits (including security deposits) of Sellers less (ii) the accounts payable and accrued expenses of Sellers (excluding any accrued expenses or accounts payable related to any Excluded Liabilities), in each case determined in accordance with GAAP in effect on the date hereof applied on a basis consistent with the Financial Statements. Notwithstanding anything to the contrary contained herein, in no event shall Working Capital include any amounts relating to Taxes.

                  (b) The term "Closing Payment" shall mean an amount equal to $11 million adjusted as follows:

                           (i) If the Estimated Working Capital is greater than $1.5 million, the Closing Payment shall be increased by an amount equal to the amount by which the Estimated Working Capital exceeds $1.5 million, but in no event shall the Closing Payment increase exceed $1.5 million; and

                           (ii) If the Working Capital as reflected on the Estimated Working Capital Statement (the "Estimated Working Capital") is less than $1.5 million, the Closing Payment shall be reduced by an amount equal to the amount by which the Estimated Working Capital is less than $1.5 million.

         Section 1.6 Working Capital Adjustment.

                  (a) As soon as practicable (but not later than 45 days) following the date hereof, Buyer shall prepare and deliver to Sellers a statement (the "Closing Working Capital Statement"), setting forth the Working Capital (as defined in Section 1.5(a)) of the Business as of the open of business on the date hereof. The Closing Working Capital Statement shall be prepared in good faith in conformity with GAAP in effect on the date hereof applied on a basis consistent with the Estimated Working Capital Statements.

                  (b) In connection with the preparation of the Closing Working Capital Statement, on or within five (5) days of the date hereof, Sellers shall take a physical inventory which may be observed by Buyer and/or its representatives. The Buyer, in its sole discretion, may waive this physical inventory requirement upon its satisfaction of the reliability of Sellers' perpetual inventory records, through cycle counts taking place within 30 days of the date hereof and other alternate procedures, acceptable to Buyer in its sole discretion, provided such alternative procedure is reasonably acceptable to Sellers. The amount of inventory included in the calculation of Working Capital shall include only inventory that meets Sellers' specifications and industry standards applicable to such inventory and is usable and saleable in the ordinary course of the Business within fifteen months from the Closing. Said physical inventory or perpetual inventory records shall list the type and quantity of the inventory in reasonable detail.

                  (c) After receipt of the Closing Working Capital Statement, Sellers shall have 30 days to review it. Sellers and its representatives shall have full access to all relevant books and records and employees of Buyer in connection with Sellers' review of the Closing Working Capital Statement. Unless


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Sellers deliver written notice to Buyer on or prior to the 30th day after receipt of the Closing Working Capital Statement of its disagreement as to any amount included in or omitted from the Closing Working Capital Statement specifying in reasonable detail the basis for its disagreement, Sellers shall be deemed to have accepted and agreed to the Closing Working Capital Statement. If Sellers so notify Buyer of such an objection to the Closing Working Capital Statement, Sellers and Buyer shall within 30 days following the date of such notice (the "Working Capital Resolution Period") attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable.

                  (d) If at the conclusion of the Working Capital Resolution Period there are amounts still remaining in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants reasonably acceptable to Buyer and Sellers (the "Neutral Auditor"). Buyer and Sellers agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Buyer and Sellers, and not by independent review, only those amounts still in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Sellers and shall be final, binding and conclusive. The fees and expenses of the Neutral Auditor shall be allocated between Buyer and Sellers so that Sellers' share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Sellers (as determined by the Neutral Auditor) and the denominator of which is the total amount in dispute submitted to arbitration. The balance of any such fees and expenses shall be paid by Buyer. The term "Final Closing Working Capital Statement," means the definitive Closing Working Capital Statement accepted by Sellers or agreed to by Buyer and Sellers in accordance with Section 1.6(c) or the definitive Closing Working Capital Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.6(d) (in addition to those items theretofore accepted by Sellers or agreed to by Buyer and Sellers).

                  (e) Within five (5) business days of the determination of the Final Closing Working Capital Statement:

                           (i) if the Final Working Capital is greater than the Estimated Working Capital, Buyer shall pay to Sellers, by wire transfer of immediately available funds to an account designated by Sellers, the amount of such excess (less any amounts paid to Sellers pursuant to Section 1.6(f)), provided, however, in no event shall the adjustment to the Purchase Price payable to Sellers by Buyer exceed $1.5 million; or

                           (ii) if the Estimated Working Capital is greater than the Working Capital set forth on the Final Closing Working Capital Statement (the "Final Working Capital"), then Sellers shall pay to Buyer, by wire transfer of immediately available funds to an account designated by Buyer, the amount of such excess (less any amounts paid to Buyer pursuant to Section 1.6(f)).

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                  (f) Notwithstanding anything herein to the contrary, to the extent there is no dispute as to any part of the Final Closing Working Capital Statement, and the amount of such Final Closing Working Capital Statement not in dispute would result in an adjustment to the Purchase Price pursuant to this
Section 1.6, such adjustment shall be paid by Sellers or Buyer, as the case may be, promptly upon the expiration of the Working Capital Resolution Period.

         Section 1.7 Closing.

     The purchase and sale of the Assets (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606 on the date hereof.

         Section 1.8 Deliveries by Sellers.

         At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

                  (a) one or more assignments and bills of sale for the Assets, in a form reasonably satisfactory to Buyer;

                  (b) instruments of assignment with respect to the Intellectual Property and real property leases included in the Assets;

                  (c) a certification of non-foreign status of each of Sellers in the form which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

                  (d) employment agreements (which shall each include, among other things, a noncompetition agreement) with each of Gifford and Jaffe, duly executed by Gifford and Jaffe, as applicable (the "Employment Agreements"),

                  (e) an opinion of Buchalter Nemer, A Professional Law Corporation, counsel to the Selling Parties, dated as of the date hereof,

                  (f) a collateral access letter from the lessor under each Real Property Lease;

                  (g) an estimated statement of the Assets and the Assumed Liabilities as of the close of business on August 28, 2006, which shall be prepared in good faith in conformity with GAAP, such statement shall be provided for Buyer's convenience only and shall not subject any Selling Parties to any additional liability (it being understood that the foregoing statement does not relieve the Selling Parties from any liability that they would otherwise have under this Agreement, including under Article II or with respect to Excluded Liabilities); and

                  (h) all other previously undelivered documents, instruments or writings required to be delivered by any of the Selling Parties to Buyer at or prior to the Closing, pursuant to this Agreement or otherwise required in connection herewith.


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         Section 1.9  Deliveries by Buyer.

     At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

                  (a) the Closing Payment;

                  (b) an assumption agreement with respect to the Assumed Liabilities, in a form reasonably satisfactory to Sellers;

                  (c) the Employment Agreements,

                  (d) an opinion of Taras R. Proczko, General Counsel of Hartmarx and counsel to Buyer, dated as of the date hereof, and

                  (e) all other previously undelivered documents, instruments or writings required to be delivered by Buyer to Sellers at or prior to the Closing, pursuant to this Agreement or otherwise required in connection herewith.

         Section 1.10 Earnout Payment.

                  (a) As soon as practicable, but in no event later than 90 days following the end of each Earnout Payment Period, Buyer shall deliver to Sellers, a written computation statement prepared by Buyer setting forth in reasonable detail the calculation of the Earnout Payment, if any, for such Earnout Payment Period (the "Earnout Payment Statement").

                  (b) After receipt of the Earnout Payment Statement, Sellers shall have 30 days to review it. Sellers and their representatives shall have reasonable access during normal business hours to all relevant books and records and employees of Buyer in connection with Sellers review of the Earnout Payment Statement. Unless Sellers deliver written notice to Buyer on or prior to the 30th day after receipt of the Earnout Payment Statement of its disagreement as to any amount included in or omitted from the Earnout Payment Statement specifying in reasonable detail the basis for its disagreement, Sellers shall be deemed to have accepted and agreed to the Earnout Payment Statement. If Sellers so notify Buyer of such an objection to an Earnout Payment Statement, Sellers and Buyer shall, within 30 days following the date of such notice (the "Earnout Resolution Period"), attempt to resolve their differences. Any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable. Any amounts set forth in the Earnout Payment Statement which are not in dispute ("Undisputed Amounts") shall be paid in immediately available funds by wire transfer to the account(s) designated by Sellers within five (5) business days after the date on which Sellers notify Buyer that such amounts are not in dispute.

                  (c) If at the conclusion of an Earnout Resolution Period there are amounts still remaining in dispute, then all amounts remaining in dispute shall be submitted to a firm of nationally recognized independent public accountants reasonably acceptable to Buyer and Sellers (the "Neutral Auditor"). If the Buyer and the Sellers are unable to agree on the choice of an accounting firm, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). Buyer and Sellers agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Buyer and Sellers, and not by independent review, only those amounts still in dispute. The Neutral Auditor's determination shall

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be made within 30 days of its engagement, shall be set forth in a written statement delivered to Buyer and Sellers and shall be final, binding and conclusive. The fees and expenses of the Neutral Auditor shall be allocated between Buyer and Sellers so that Sellers' share of such fees and expenses shall be equal to the product of (i) and (ii), where (i) is the aggregate amount of such fees and expenses, and where (ii) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by Sellers (as determined by the Neutral Auditor) and the denominator of which is the total amount in dispute submitted to arbitration. The term "Final Earnout Payment Statement," means a definitive Earnout Payment Statement accepted by Sellers or agreed to by Buyer and Sellers in accordance with Section 1.10(b) or a definitive Earnout Payment Statement resulting from the determinations made by the Neutral Auditor in accordance with this Section 1.10(c) (in addition to those items theretofore accepted by Sellers or agreed to by Buyer and Sellers).

                  (d) The Earnout Payments, if any, as reflected on a Final Earnout Payment Statement, shall be paid in immediately available funds by wire transfer to the account(s) designated by Sellers in accordance with Section 1.10(b) in the case of Undisputed Amounts and within five (5) business days after the date that the applicable Final Earnout Payment Statement is agreed to by Sellers and Buyer or is determined by the Neutral Auditor as to Disputed Amounts.

                  (e) For purposes of this Section 1.10:

                           (i) "Earnout Payment" shall be calculated for each Earnout Payment Period as follows (with EBITDA for each such Period computed separately and without regard to any other period, and with each such Payment determined without any cap or limitation as to amount as to each such Period or in the aggregate):

                                    (A) if EBITDA is less than $2.0 million,
         there shall be no Earnout Payment;

                                    (B) if EBITDA is $2.0 million or greater but
         less than $3.0 million, the Earnout Payment shall be an amount equal to 25% of the entire amount of EBITDA; and

                                    (C) if EBITDA is $3.0 million or greater,
         the Earnout Payment shall be an amount equal to 40% of the entire amount of EBITDA.

                           (ii) "Earnout Payment Period" means each of the 12-month periods beginning December 1 and ending November 30 during the five-year period beginning December 1, 2006 and ending November 30, 2011.

                           (iii) "EBITDA" means for each Earnout Payment Period, the earnings of the Business as conducted by Buyer before interest, depreciation and amortization, and income Taxes for such period calculated in accordance with GAAP utilized by Buyer and excluding (a) all interest expense and other financing costs of Buyer related to the financing of the

     Closing Payment, any Earnout Payments or the assets employed in the Business, (b) amortization of goodwill, if any, related to the Business or Assets; provided, that the calculation of EBITDA shall exclude the impact of purchase accounting adjustments arising from applying the provisions of Financial Accounting Standards Nos. 141 and 142 from time to time for the potential impact, if any, of goodwill impairment and goodwill amortization and amortization of intangibles arising from the allocation of the Purchase Price and shall also exclude non-specific or general allocations of Hartmarx corporate administrative expenses (as set forth in 1.11(a) below),
     (c) any fees or expenses incurred by Buyer or Hartmarx relating to the transactions contemplated by this Agreement, and (d) any Losses (as defined in Section 5.2 below) of Buyer which gives rise to an indemnity payment which is actually received by Buyer pursuant to the indemnification provisions of Section 5.2(a).

                  (f) Buyer and Sellers agree that payments made pursuant to this Section 1.10 will be treated for Tax purposes as adjustments to the Purchase Price and shall be allocated to goodwill; provided, however, that a portion of the payments made pursuant to this Section 1.10 shall be treated as imputed interest for tax purposes to the extent required by applicable law.

         Section 1.11 Covenants During Earnout Payment Periods.

     From the Closing and continuing until November 30, 2011:

                  (a) No general corporate overhead expenses of Hartmarx shall be allocated to the Business in determining EBITDA for any Earnout Payment Period. The Business shall only be charged for services and employees and other costs of Hartmarx to the extent such costs arise from the operation of the Business or employees of the Business (such as for, but not limited to, audit, legal, insurance and treasury). Such costs shall be charged at the same rate generally charged to Hartmarx' other businesses for similar services consistent with Hartmarx applicable accounting practices which is further summarized on
Exhibit 1.11(a) attached hereto.

                  (b) At Closing, Buyer shall initially adopt the various operating practices followed by Sellers including, but not limited to, sales practices, price increases or decreases, inventory procurement, customer relations, employee base salary and bonus opportunities (other than the salary and bonus opportunities for the Gifford and Jaffe, which shall be governed by their respective employment agreements with Buyer) and the accounting thereof. The day-to-day operational decisions and decision-making authority with respect to the operations of the Business shall be made by Gifford (for so long as he serves as President of Buyer), consistent with the provisions of this Section 1.11(b) and the authority of other Hartmarx operating unit presidents and subject to Hartmarx' general policies and procedures, including such policies and procedures relating to GAAP, financial reporting and compliance with financing arrangements. Sellers, Securityholders, and Buyer acknowledge that changes in the general economic conditions of the retail and apparel industries or to other factors could result in changes to Buyer's business practices in the future. Annual budgets, capital expenditure plans and long-term plans shall be prepared by Buyer, and reviewed and approved by Hartmarx in a manner substantially consistent with other Hartmarx operating units. However, Hartmarx may require such changes and may make such operational decisions regarding the Business as it deems appropriate in its sole discretion if the Business is not operated in accordance with such approved annual budgets, capital expenditure plans and long-term plans, or if general economic conditions or other factors make it necessary, appropriate or advisable for Buyer to change its operating practices, consistent with Hartmarx' over-all responsibilities for the corporate enterprise as a whole and its rights as the sole stockholder of Buyer.

                  (c) Buyer will be operated as a separate entity or separate division sufficient to permit the calculation of EBITDA and the Earnout Payment provided in Section 1.10.

                  (d) The headquarters of the Business and the principal place of business of the Buyer shall be in the Los Angeles, California metropolitan area; certain functions such as design and sales may continue to be performed in locations other than Los Angeles, consistent with past practices.

                  (e) In the event that during the Earnout Period, Buyer and/or the Business is sold to a non-affiliate (a "Sale Transaction") as an entirety (whether by stock sale, sale of all or substantially all of its assets, merger or otherwise), then Buyer, within 5 days after the closing of such Sale Transaction, shall deliver to Sellers written notice of such Sale Transaction. Upon written notice from Sellers delivered to Buyer not later than 20 days following receipt of the aforesaid notice from Buyer, Sellers shall have the right to elect to be paid a lump sum payment (the "Lump Sum Payment") equal to
(i) (A) the sum of all Earnout Payments paid or payable with respect to Earnout Payment Periods completed prior to the consummation of the Sale Transaction divided by (B) the number of Earnout Payments included in clause (A) above in lieu of the Earnout Payment multiplied by (ii) the number of complete Earnout Payment Periods remaining after the consummation of the Sale Transaction; provided, however, that if a Sale Transaction is consummated during the first Earnout Payment Period and the Sellers elect the Lump Sum Payment, the Lump Sum Payment shall be $3.6 million. If elected by Sellers, the Lump Sum Payment shall be paid to Sellers by wire transfer of immediately available funds within 60 days after Buyer's receipt of Sellers' election pursuant to this Section 1.11(g). If Sellers do not elect to be paid the Lump Sum Payment, then the provision of Section 1.10 and Section 1.11 shall remain in full force and effect, and, in the case of a Sale Transaction in the form of sale of all or substantially all of the assets of Buyer, Buyer will deliver a written instrument executed by the purchaser of the Business assuming the obligations of Buyer under this Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                             OF THE SELLING PARTIES


     The Selling Parties jointly and severally represent and warrant to Buyer that:

         Section 2.1 Corporate Organization; Subsidiaries.

                  (a) Each Seller (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization;
(b) has full power and authority to carry on its businesses as it is now being conducted by it and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign Person in good standing in all the jurisdictions in which such qualification or licensing is required. Each jurisdiction in which a Seller is qualified or licensed is listed in Section 2.1(a) of the Seller Disclosure Schedule. True and complete copies of the certificate of incorporation and by-laws of each Seller, as amended to date, have been delivered to Buyer.

                  (b) No Seller, directly or indirectly, owns, of record or beneficially, any equity interests in any Person.

         Section 2.2 Authorization.

     Each Securityholder is competent and has full power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each Seller has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or securityholder actions on the part of such Seller are necessary to authorize the execution and delivery by such Seller of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Selling Parties, and (assuming due and valid authorization, execution and delivery hereof by Buyer) is a valid and binding obligation of the Selling Parties enforceable against the Selling Parties in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by the availability of equitable remedies.

         Section 2.3 Consents and Approvals; No Violation.

     Except as disclosed in Section 2.3 of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement by any of the Selling Parties nor the consummation by any of the Selling Parties of the transactions contemplated hereby will (i) conflict with or violate any provision of the organizational documents of Sellers; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, or result in the creation of any Lien upon any of the assets or properties of any of the Selling Parties under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which any of the Selling Parties is a party or by which any of them or any of their properties or assets may be bound; (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule or regulation or other similar authoritative matter ("Law") applicable to any of the Selling Parties or any of their properties or assets or
(iv) require on the part of any of the Selling Parties any material filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Authority") or any other Person.

         Section 2.4  Financial Statements.

     Sellers have heretofore delivered to Buyer (i) the unaudited balance sheet of each Seller and the related statements of income as of, and for the fiscal year ended, December 31, 2005, (ii) the unaudited balance sheet of each Seller and the related statements of income as of, and for the six month period ended, June 30, 2006 ((i) and (ii) collectively, the "Financial Statements"). Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, the Financial Statements are true, complete and accurate in all material respects and fairly present in all material respects the financial position of Sellers as of the respective dates thereof, and the results of operations of Sellers for the periods then ended. The Financial Statements have been derived from the books and records of Sellers and are consistent with the books and records of Sellers. Except as disclosed in Section 2.4 of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except for the absence of footnotes). As used herein, the term "Balance Sheet" shall refer to the unaudited balance sheet of each Seller as of June 30, 2006.

         Section 2.5 No Undisclosed Liabilities.

     No Seller has any Liabilities of any kind whatsoever, and none of the Selling Parties know of any valid basis for the assertion of any such Liabilities, and, to Seller's knowledge, no existing condition, situation or set of circumstances exists which could be expected to result in a Liability, other than:

                  (a) Liabilities which are adequately and expressly reflected and reserved for in the Balance Sheet;

                  (b) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2006; and

                  (c) Liabilities and obligations that are set forth in Section 2.5(c) of the Seller Disclosure Schedule.

         Section 2.6 Absence of Certain Changes.

     Except as and to the extent set forth in Section 2.6 of the Seller Disclosure Schedule, since December 31, 2005, (A) the Sellers have conducted the Business only in the ordinary course of business consistent with past practice, including but not limited to, (i) fabric and production commitments, (ii) inventory, (iii) scheduling and delivery, (iv) customer pricing and shipping arrangements and (v) employment practices, and (B) no Seller has:

                  (a) suffered any adverse change in its business, top 10 customers by sales volume, prospects (to Sellers' knowledge), operations, properties, working capital, condition (financial or otherwise), assets, properties or Liabilities which resulted in or could reasonably be expected to, in each case, result, individually or in the aggregate, in a Material Adverse Effect, and there has not been any damage, destruction, loss or other event which resulted in or could reasonably be expected to, in each case, result, individually or in the aggregate, in a Material Adverse Effect;

                  (b) incurred any Liabilities except current Liabilities for trade or business obligations in connection with the purchase of goods or services in the ordinary course of business consistent with past practice;

                  (c) paid, discharged or satisfied any Liabilities other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of current Liabilities incurred in the ordinary course of business consistent with past practice;

                  (d) permitted or allowed any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Liens, except for Permitted Liens;

                  (e) written down the value of any inventories or written off as uncollectible any accounts receivable, in either case, other than in the ordinary course of business consistent with past practice, and in amounts which are not, individually or in the aggregate, material;

                  (f) cancelled any debts or waived any claims or rights;

                  (g) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice;

                  (h) disposed of or permitted to lapse any Intellectual Property rights, or disposed of or disclosed to any Person, other than representatives of Buyer, any Intellectual Property rights not theretofore a matter of public knowledge;

                  (i) made any change in the rate of compensation (except for routine annual merit or cost of living salary increases), commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, or made any addition to or other change in any retirement, welfare, fringe or severance benefit or vacation plan, to or in respect of any shareholder, director, officer, employee, broker, salesman, distributor or agent;

                  (j) made any material change in its selling, purchasing, pricing, advertising or personnel practices;

                  (k) instituted, settled or agreed to settle any litigation, action or proceeding by or before any Governmental Authority;

                  (l) made any single capital expenditure or commitment in excess of $25,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $50,000 for additions to property, plant, equipment or intangible capital assets;

                  (m) made any change in any method of financial or Tax accounting or reporting or financial or Tax accounting or reporting practice; or

                  (n) agreed, whether in writing or otherwise, to take any action described in this Section 2.6.

         Section 2.7 Real Property.

                  (a) No Seller owns any real property.

                  (b) Section 1.1(a)(v) of the Seller Disclosure Schedule contains a complete list of all real property leased by a Seller, together with all leases related to such properties (the "Real Property Leases"). Sellers have heretofore made available to Buyer true and complete copies of the Real Property Leases (including any amendments, modifications or supplements thereto). Each Real Property Lease is legal, valid, binding, enforceable, and in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. No Seller or to the knowledge of Sellers any other party is in default, violation or breach in any material respect under any Real Property Lease, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach either by a Seller, or any other party, in any material respect under any Real Property Lease. The applicable Seller has good and valid title to the leasehold estate under each Real Property Lease to which it is a party, free and clear of all Liens, other than Permitted Liens.

         Section 2.8 Intellectual Property.

     Section 1.1(a)(vii) of the Seller Disclosure Schedule sets forth a true and complete list of all Intellectual Property used or held for use in connection with the operation of the Business or the design or manufacture of any products sold by the Business or owned or licensed by Sellers, together with all licenses related to the foregoing, whether Sellers are the licensee or licensor thereunder. A Seller either owns, or is licensed to use all such Intellectual Property (the "Business Intellectual Property"), and the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect. There are no oppositions, cancellations, invalidity proceedings, interferences, re-examination or other proceedings presently pending with respect to the Business Intellectual Property. To the knowledge of Sellers, the conduct of the Business and the Business Intellectual Property has not infringed and does not infringe on any Intellectual Property or other proprietary rights of any Person, and no Selling Party has received any notice from any other Person pertaining to or challenging the right of a Seller to use any Business Intellectual Property. No Seller has made any claim of a violation or infringement by others of its rights to or in connection with Business Intellectual Property.

         Section 2.9 Certain Contracts.

                  (a) Section 2.9(a) of the Seller Disclosure Schedule lists, all material contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral), to which Sellers are a party or by which it or any of the Assets may be bound or affected (the "Listed Business Contracts"), including (i) all employment or other contracts (including non-competition, confidentiality, loans to employees, directors or officers, severance or indemnification agreements) with or in respect of any employee or current or former officer or director or securityholder of a Seller;
(ii) all consulting contracts; (iii) instruments for borrowed money (including any indentures, guarantees, loan agreements, sale and leaseback agreements, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements or equipment financing obligations);
(iv) agreements for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which Sellers have continuing obligations or rights; (v) joint venture or partnership agreements, licensing arrangements, contracts for sharing of profits or proprietary information; (vi) purchase contracts or agreements giving rise to Liabilities of a Seller; (vii) guarantees, suretyships, indemnification, contribution agreements or other sources of contingent liability in respect of any indebtedness or obligations of any other Person; (viii) all leases of personal property; (ix) all contracts providing for payments by or to a Seller in excess of $20,000 per year; (x) all contracts obligating a Seller to provide or obtain products or services for a period of one year or more; (xi) all contracts containing covenants purporting to limit a Seller's freedom to compete with any Person or in any geographic area; (xii) all contracts for construction or the purchase of real estate, improvements, equipment, machinery and other items which under GAAP constitute capital expenditures or which involve or are reasonably expected to involve capital expenditures; (xiii) all contracts relating to Business Intellectual Property (not otherwise identified in Section 1.1(a)(vii) of the Seller Disclosure Schedule); (xiv) any agreement or contract not terminable or cancelable by a Seller upon notice of not longer than 60 days and without liability, penalty or premium; and (xv) any agreement or contract which was not made in the ordinary course of business consistent with past practice.

                  (b) Sellers have heretofore provided to Buyer a true and complete copy (or a written description in the case of an oral Listed Business Contract) of each Listed Business Contract (together with all amendments thereto). Each Listed Business Contract is a legal, valid and binding obligation of the applicable Seller and, to the knowledge of Sellers, the other parties thereto enforceable against the applicable Seller, to the knowledge of Sellers, such other parties in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies. No Seller or, to Sellers' knowledge, any other party is in default, violation or breach in any material respect under any Listed Business Contract, and to Sellers' knowledge, no event has occurred and is continuing that constitutes or with notice or the passage of time would constitute, a material default, violation or breach in any respect under any Listed Business Contract.

         Section 2.10 Permits and Other Authorizations.

     Section 2.10 of the Seller Disclosure Schedule lists all licenses, permits, franchises and other authorizations of any Governmental Authority (the "Permits") necessary or for the conduct of the Business as currently conducted or proposed to be conducted except where such failure would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth in Section 2.10 of the Seller Disclosure Schedule, all such Permits are in full force and effect, and no proceeding is pending or, to the knowledge of the Sellers, threatened seeking the revocation or limitation of any such Permit.

         Section 2.11 Assets.

     Except as set forth on Section 2.11 of the Seller Disclosure Schedule, Sellers own all of the Assets, and shall transfer to Buyer at the Closing, good, valid and marketable title (in the case of the Real Property Leases, valid leasehold interests therein) to the Assets, free and clear of all Liens, except Permitted Liens. The Assets include all rights, properties and other assets (tangible or intangible) used to conduct the Business or necessary to permit Buyer to conduct the Business after the Closing in the same manner as the Business has been conducted by Sellers prior to the date hereof. The plants, structures and equipment included in the Assets are in all material respects (i) structurally sound with no known defects, (ii) in good operating condition and repair and (iii) adequate for the uses to which they are being put. None of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither the whole nor any portion of any Asset is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Sellers, has any such condemnation, expropriation or taking been proposed.

         Section 2.12 Insurance.

     Section 2.12 of the Seller Disclosure Schedule contains an accurate and complete list of all policies of property, fire, liability, worker's compensation and other forms of insurance owned or held by a Seller. Sellers have heretofore delivered copies of such insurance policies to Buyer. All such policies are in full force and effect, and all premiums with respect thereto covering all periods up to the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies: (a) are sufficient for compliance with all requirements of Law and of all contracts to which a Seller is a party; (b) are valid, outstanding and enforceable; and (c) to Sellers knowledge, provide adequate insurance coverage for each Seller's assets and operations.

         Section 2.13 Labor Relations.

     Except to the extent set forth in Section 2.13 of the Seller Disclosure
Schedule: (a) no Seller is a party to any collective bargaining agreements, other contracts, agreements, arrangements or understandings, written work rules or practices agreed to with any labor organization, employee association or works council; (b) each Seller is and at all times has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, occupational safety and health and wages and hours, and are not engaged in any unfair labor practice as defined in the National Labor Relations Act or other applicable Law; (c) there is no labor strike, dispute, slowdown, lockout or stoppage pending or, to the knowledge of Sellers, threatened against or affecting a Seller or the Business and during the past five (5) years there has not been any such action; (d) none of the employees employed by a Seller is represented by a labor organization, employee association or works council and to Sellers' knowledge, there are no current union organizing activities among such employees, nor does any question concerning representation exist concerning such employees; and (e) there are no written personnel policies, rules or procedures applicable to employees employed by a Seller, other than those set forth in Section 2.13 of the Seller Disclosure Schedule, true and correct copies of which have heretofore been delivered to Buyer.

         Section 2.14 Benefit Plans; ERISA.

                  (a) Section 2.14(a) of the Seller Disclosure Schedule contains a true and complete list of each deferred compensation plan, each incentive compensation or equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, retention, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by a Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with a Seller would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code, or to which a Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of a Seller or any subsidiary of a Seller (the "Benefit Plans").

                  (b) No Benefit Plan is or ever has been subject to Title IV or
Section 302 of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by a Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to a Seller or any ERISA Affiliate of incurring any such liability.

                  (c) Each Benefit Plan has been operated and administered in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

                  (d) Each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

                  (e) Except as set forth in Section 2.14(e) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of a Seller or any ERISA Affiliate (or any other Person in respect of whom a Seller or any ERISA Affiliate could have any Liability) to severance pay, unemployment compensation or any other payment or benefit or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other person.

                  (f) No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any Benefit Plan have been made to employees, directors, agents or leased employees (or any of their representatives or beneficiaries) of a Seller which are not in all material respects in accordance with the terms and conditions of the Benefit Plans.

                  (g) No "leased employees," as that term is defined in Section 414(n) of the Code, perform services for Sellers or any ERISA Affiliate. Neither a Seller nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, leased employees, or individuals who have provided services as independent contractors who may be eligible to participate in the Benefit Plans or used the services of individuals to an extent that could result in the disqualification of any of the Benefit Plans or the imposition of penalties or excise Taxes with respect to the Benefit Plans by the Internal Revenue Service, the Department of Labor or any other Governmental Authority.

                  (h) There are no pending or, to the knowledge of Sellers, threatened claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

         Section 2.15 Taxes.

                  (a) (i) Sellers have duly and timely filed, or will so file when due, with the appropriate Governmental Authorities (or there have been or will be duly and timely filed on their behalf) all Tax Returns required to be filed by it or with respect to the Business (including Tax Returns relating to the payment of the Purchase Price), and all such Tax Returns were or will be true, correct and complete when filed, (ii) all Taxes of Sellers, which have become, will become or are due, and any assessments received by Sellers, regarding any period through or ended prior to the date hereof (including any Taxes due as a result of its receipt of the Purchase Price other than sales Taxes arising out of or relating to the transactions contemplated by this Agreement) have been timely paid (or will be duly and timely paid and adequate reserves have been made therefor) except for Taxes that are being contested by Sellers in good faith by appropriate proceedings and for which adequate reserves have been made, and (iii) no notice of a claim, audit or pending investigation has been received by a Seller, or to knowledge of Sellers, has been threatened, by any federal, state, local, foreign or other jurisdiction with respect to Taxes.

                  (b) No waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Return have been executed by a Seller.

                  (c) Section 2.15(c) of the Seller Disclosure Schedule sets forth a list of each jurisdiction with respect to which a Seller has filed a Tax Return during the last three years, the type of Tax or Taxes to which such Tax Return relates (e.g., sales Tax, income Tax, etc.), the latest year for which such Tax Return was filed and a description of the transaction(s), if applicable, to which such Tax Return relates.

                  (d) No claim has ever been made by an authority in a jurisdiction where a Seller has not filed Tax Returns that a Seller is or may be subject to taxation by that jurisdiction.

                  (e) No Seller is a "Foreign Person" within the meaning of
Section 1445(a) of the Code.

                  (f) There are no Liens for Taxes upon any of the Assets, other than Liens for Taxes not yet due and payable.

                  (g) Each Seller has duly and timely withheld, and paid to the proper Governmental Authority when due, all Taxes required to be withheld and paid.

         Section 2.16 Environmental Matters.

     To Sellers' knowledge, each Seller (a) is and has been in compliance in all material respects with all Laws relating to pollution or protection of human health or the environment ("Environmental Laws"), and (b) has not received any communication, notice or claim alleging that it is not in such compliance or otherwise has any Liability or potential Liability under

Environmental Laws. To Sellers' knowledge, there are no facts or circumstances, including the release of any hazardous substance at any property currently or formerly owned or operated by a Seller, that could result in any Liability under Environmental Laws.

         Section 2.17 Litigation.

     Except as set forth in Section 2.17 of the Seller Disclosure Schedule, there is no action, claim, suit, inquiry, judicial or administrative proceeding, audit or investigation by or before any Governmental Authority or arbitral body pending or to Sellers' knowledge, threatened against or involving a Seller, the Business or the Assets. No Seller is subject to any judgment, order, injunction, rule or decree of any Governmental Authority or arbitral body.

         Section 2.18 Compliance with Law.

     The Business has been conducted in all material respects in accordance with all applicable Laws and other requirements of all Governmental Authorities, including all Laws and other requirements relating to customs, customs reporting, the payment of applicable duties or the import or export of goods or services. No Seller has received any notification of any asserted present or past failure by a Seller to comply with such Laws or other requirements.

         Section 2.19 Personnel.

     Section 2.19 of the Seller Disclosure Schedule sets forth a list of all employees of each Seller as of the date hereof. Such list indicates as to each such individual: (a) date of commencement of service; (b) job title or brief job description and place of work; (c) annualized salary and bonus, if applicable, or other rate of pay for the fiscal year ended December 31, 2006; (d) with respect to salaried individuals, the date of the last salary increase; and (e) any commitments or arrangements with such individuals as to salary or bonus, if applicable, or other rate of pay. To the knowledge of the Sellers, no such individual has any immediate plans to terminate his or her employment with or service to the Business as a result of the transactions contemplated by this Agreement or otherwise.

         Section 2.20 Related Party Transactions.

     Except as disclosed in Section 2.20 of the Seller Disclosure Schedule, no officer, director, interest holder, relative, affiliate or associate of any Selling Party or any affiliate or associate of the foregoing (collectively "Related Parties") provides or causes to be provided any assets, services or facilities to a Seller or the Business or has any other business relationship with a Seller. No Related Party conducts a business similar to the Business.

         Section 2.21 Inventory.

     Except as disclosed in Section 2.21 of the Seller Disclosure Schedule, all of the inventory of each Sellers consist of a quality and quantity usable and salable in the ordinary course of business, except for items of obsolete materials, materials of below-standard quality, or excess quantities, all of which items have been written off or written down to fair market value on the Balance Sheet or for which adequate reserves have been provided therein or on the Final Working Capital Statement. All inventory not written off has been priced at the lower of cost or market. The quantities of each type of inventory are not excessive, but are reasonable in Sellers' present circumstances. All inventory held by a Seller meets such Seller's specifications and industry standards. Unless Buyer has advised Sellers that the perpetual inventory records can be relied upon in lieu of a physical inventory, Sellers have conducted a physical inventory within five
(5) days prior to the date hereof. A true and correct copy of the inventory as of said date is set forth in Section 2.21 of the Seller Disclosure Schedule.

         Section 2.22 Accounts Receivable.

     Section 1.1(a)(iii) of the Seller Disclosure Schedule accurately lists as of July 31, 2006, all Accounts Receivable of each Seller (which shall exclude the Factor Risk Accounts). Except as disclosed in Section 2.22 of the Seller Disclosure Schedule, all Accounts Receivable, whether reflected on the Financial Statements or arising thereafter, (i) arose in the ordinary course of business from bona fide arm's-length transactions for the sale of goods or performance of services; (ii) are valid; and (iii) are collectible in the ordinary course of the business in accordance with their terms (subject to reserves reflected on the Balance Sheet or on the Final Working Capital Statement), and are not subject to counterclaims or setoffs. To the Sellers' knowledge, there are no claims, allowances or other price adjustments (other than the discount arrangements referenced in Section 2.9 of the Seller Disclosure Schedule).

         Section 2.23 Customers and Suppliers.

     Section 2.23 of the Seller Disclosure Schedule sets forth the name of any customer who accounted for more than 5% of such Seller's sales for the year ended December 31, 2005 and during the period from January 1, 2006 through the date hereof, and the name of any supplier from whom such Seller purchased more than 5% of the goods or services which it purchased during the same period. Since January 1, 2006, no customer or supplier listed in Section 2.23 of the Seller Disclosure Schedule has cancelled or otherwise materially adversely modified its relationship and, to the knowledge of the Sellers, (a) no such customer or supplier has any intention to do so and (b) the consummation of the transactions contemplated by this Agreement will not adversely affect any of such relationships.

         Section 2.24 Orders and Commitments.

     The aggregate of all accepted and unfulfilled orders for the sale of products entered into by Sellers do not exceed amounts which would be outstanding in the ordinary course of the Business, and the aggregate of all commitments for the purchase of inventory by Sellers do not exceed amounts which would be outstanding in the ordinary course of the Business. All such commitments and orders were made in the ordinary course of business consistent with past practice.

         Section 2.25 Product Warranties.

     All products sold or delivered by a Seller, have been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and (subject to reserves reflected on the Balance Sheet or on the Final Working Capital Statement) no Seller has any material Liability, and, to the knowledge of Seller's, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any such Liability or replacement or repair thereof or other damages in connection therewith.

         Section 2.26 Brokers and Finders.

     Except for The Sage Group, LLC, whose fees and expenses will be paid by Sellers in accordance with Sellers' agreement with such firm, none of the Selling Parties or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         Section 2.27 Disclosure.

     To the knowledge of Sellers, no representations or warranties by any of the Selling Parties in this Agreement and no statement contained in any Seller Disclosure Schedule contains an untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER


     Buyer hereby represents and warrants to the Selling Parties that:

         Section 3.1 Corporate Organization.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

         Section 3.2 Authorization.

     Buyer has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and no other corporate or shareholder actions on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and (assuming due and valid authorization, execution and delivery hereof by the Selling Parties) is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by the availability of equitable remedies.

         Section 3.3 No Violation; Consents.

     Neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Buyer; (ii) conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of notice, modification, payment, termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument, obligation, arrangement or understanding to which Buyer is a party or by which it or any of its properties or assets may be bound; (iii) violate any Law applicable to Buyer or any of its properties or assets or (iv) require on the part of Buyer any material filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except in the case of clause (ii) or (iv) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would prevent Buyer from consummating the transactions contemplated by this Agreement.

         Section 3.4 Brokers and Finders.

     Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         Section 3.5 Newly formed Company.

     Buyer is a newly incorporated corporation formed for the purpose of acquiring the Business. All of the issued and outstanding stock of Buyer is owned by Hartmarx.

         Section 3.6 Sellers Representations and Warranties.

     Notwithstanding anything to the contrary contained herein, Buyer acknowledge that Buyer is acquiring the Business and Assets without any representations and warranties, express or implied, by the Selling Parties except as expressly set forth in this Agreement and the Seller Disclosure Schedule.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1 Taxes; Post-Closing Access.

                  (a) All sales, use, documentary and/or transfer Taxes, and other similar Taxes, if any, imposed in connection with the transactions contemplated by this Agreement shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.

                  (b) All real estate Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period that includes (but does not end on) the date hereof shall be apportioned between Sellers, on the one hand, and Buyer, on the other hand, as of the date hereof based on the number of days of such taxable period included in the period ending with and including the date hereof (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the date hereof (with respect to any such taxable period, the "Post-Closing Tax Period"). Sellers shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

                  (c) After the Closing, upon reasonable notice, Buyer, on the one hand, and Sellers, on the other hand, agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, to such information (including access to books and records) and assistance relating to the Assets as are reasonably necessary for financial reporting and accounting matters relating to the Assets, the preparation and filing of any Tax Returns, reports or forms relating to the Assets, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the defense of any Tax or other claim or assessment relating to the Assets or, in the case of Sellers, for any lawful purpose relating to the conduct of the Business prior to the Closing, provided, however, that such access and assistance do not unreasonably disrupt the normal operations of Buyer, in the case of access and assistance given to Sellers, or Sellers, in the case of access and assistance given to Buyer.

                  (d) Each party hereto hereby waives compliance by each Seller and Buyer with the provisions of the "bulk sales," "bulk transfer" or similar laws of any state or political subdivision. Sellers and the Selling Parties agree to jointly and severally indemnify and hold Buyer harmless against any and all claims, losses, damages, Liabilities (including Tax Liabilities), reasonable costs and expenses incurred by Buyer or any of its affiliates as a result of any failure to comply with any such "bulk sales," "bulk transfer" or similar laws in connection with this Agreement or the transactions contemplated thereby.

                  (e) Buyer and Sellers shall, to the extent possible, (i) treat Buyer as a "successor employer" and each Seller as a "predecessor," within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to employees of such Seller to be employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

         Section 4.2 Employee Benefits.

                  (a) At the Closing, Buyer shall offer, or cause to be offered, employment to each employee of a Seller who is listed on Section 2.19 of the Seller Disclosure Schedule (each, a "Designated Employee"), such employment to be effective as of the Closing. Such offer of employment shall be on terms and conditions relating to salary and position that are comparable (but not necessarily identical) to those terms and conditions of employment applicable to such Designated Employees immediately prior to the Closing.

                  (b) Sellers shall cause Buyer to be, effective as of the Closing, the sole sponsor of the Sweater.com, Inc. 401(k) Plan and Trust (the "401(k) Plan") with all of the rights and obligations of Sellers in respect of the 401(k) Plan and any other rights required to administer the 401(k) Plan in accordance with its terms and applicable laws. At the Closing, Sellers shall deliver to Buyer originals of all documents related to the past administration of the 401(k) Plan or otherwise required for the administration of the 401(k) Plan in accordance with its terms and applicable laws, including the plan document (including all amendments thereto), all corporate resolutions and other actions taken in respect of the 401(k) Plan, all summary plan descriptions or summaries of material modifications ever delivered to participants, all contracts under which the Sellers or any ERISA Affiliate may have any liability in respect of the 401(k) Plan (including any insurance contracts, investment management agreements, and record keeping agreements), records of the accounts of the 401(k) Plan, and the most recent determination letter received from (or application therfor made to) the Internal Revenue Service. Before the Closing, Sellers shall take any steps required to provide that, effective as of the Closing, Buyer shall have no obligation in respect of the 401(k) Plan other than to administer the 401(k) Plan in accordance with its terms and applicable law. Subject to Seller's compliance with the foregoing provisions of this Section 4.2(b), Buyer agrees to assume sponsorship of the 401(k) Plan in accordance with the provisions of this Section 4.2(b).

         Section 4.3 Publicity.

     None of the Selling Parties nor any of their respective affiliates, shall issue any press release with respect to this Agreement without the prior approval of Buyer. To the extent reasonably feasible, the initial press release regarding the transactions contemplated by this Agreement shall be made jointly by the parties.

         Section 4.4 Confidentiality.

                  (a) The Selling Parties represent and warrant that at or prior to the Closing they will have delivered to Buyer all Confidential Information, including all copies thereof, which are in their possession, or under their control, including such Confidential Information as may be held by their agents or representatives, without making or retaining any copies or extracts thereof. The Selling Parties agree that, from and after the date hereof, except as otherwise consented to in writing by Buyer or, solely with respect to Jaffe or Gifford, to the extent necessary to operate the Business in accordance with the terms of this Agreement or comply with this Agreement or applicable Laws, (i) they will not directly or indirectly disclose or use in a manner adverse to Buyer or the Business, any Confidential Information, and (ii) if any of the Selling Parties receive a request to disclose all or any part of the Confidential Information in connection with a legal proceeding, such party will
(A) immediately notify Buyer of the existence, terms and circumstances surrounding such request, (B) seek a protective order or other appropriate remedy, and (C) in the event no such protective order or other remedy is obtained and disclosure of such information is required, exercise their best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Confidential Information required to be disclosed.

                  (b) "Confidential Information" means any and all information relating to the management, operations, finances, products, trade secrets, technology or services related to the Business, including but not limited to any and all financial data, employee information, computer programs and systems, computer based information, plans, projections, existing and proposed and contemplated projects or investments, formulae, processes, methods, products, manuals, drawings, supplier lists, customer lists, purchase and sales records, marketing information, commitments, correspondence and other information relating to the Business, whether written, oral or computer generated, other than such information as may at any time be or become lawfully available to the general public through no fault of the disclosing party or its representatives.

         Section 4.5 Intentionally Omitted.

         Section 4.6 Further Assurances.

     After the Closing, the Selling Parties shall, from time to time, at the request of Buyer, and without further expense to Buyer, execute and deliver such other instruments of conveyance and transfer (including powers of attorney) as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Assets (or in the case of real property leases, valid leasehold interests), including assistance in the collection or reduction to possession of any such Assets.

         Section 4.7 Change of Name.

     On the date hereof, the Securityholders shall cause Sellers to amend their respective organizational documents so as to delete therefrom the words "Sweater.com," "One Girl Who . . ." and "NYC Sweaters," as applicable and will file, as promptly as practicable, such documents as are necessary to reflect such name change in its state of formation or organization and the other jurisdictions where it is qualified to do business as a foreign Person. Sellers further agree that, from and after the date hereof, Sellers will not adopt any name that is confusingly similar to, or a derivation of, "Sweater.com, " "One Girl Who . . ." or "NYC Sweaters."

         Section 4.8 Discharge of Business's Liabilities; Post Closing Operations of Sellers.

     From and after the Closing, the Securityholders shall cause Sellers to pay and discharge, and shall hold Buyer harmless from, the Excluded Liabilities. From and after the Closing, Sellers shall cease their respective operations and shall not engage in any business whatsoever other than activities related solely to the collection and distribution to the Securityholders of any payments pursuant to this Agreement and the liquidation of Sellers. The parties agree to allocate, for all Tax purposes, $25,000 of the consideration paid by Buyer pursuant to Section 1.4 for the rights, interests and obligations of the Sellers contained in this Section 4.8.

         Section 4.9 Hartmarx Guaranty.

     Hartmarx hereby guarantees all payment obligations of Buyer under this Agreement, including, without limitation, all Earnout Payments and any amounts required to be paid by Buyer pursuant to Article V. The guaranty being given by Hartmarx hereunder is a primary obligation of Hartmarx and Sellers shall not be required to exhaust their remedies against Buyer before instituting legal proceedings against Hartmarx. Any change or modification of any of the terms or provisions of this Agreement or any waiver of any rights hereunder by Buyer shall not discharge or otherwise affect the guaranty being given by Hartmarx hereunder.

                                   ARTICLE V

                          SURVIVAL AND INDEMNIFICATION

         Section 5.1 Survival of Representations, Warranties and Covenants.

     All representations and warranties of each party contained in this Agreement shall survive the Closing, for a period ending two (2) years from the date hereof, except that: (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.11, 2.26, 3.1 and 3.2 shall survive without limitation; (b) the representations and warranties set forth in Sections 2.8, 2.14, 2.15 and
2.16 shall survive until the applicable statute of limitations has run plus 90 days; and (c) all representations or warranties shall survive beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 5.3(a) hereof. The covenants and agreements contained herein shall survive the Closing without limitation as to time unless the covenant or agreement specifies a term, in which case such covenant or agreement shall survive for such specified term. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

         Section 5.2 Indemnification.

                  (a) Subject to the limits set forth in this Article V, the Selling Parties agree to jointly and severally indemnify, defend and hold Buyer, its officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all losses, damages, costs and expenses (including, demands, suits, claims, actions, assessments, Liabilities, Taxes, judgments, expenses of investigation and reasonable fees and disbursements of counsel and other professionals) (collectively, "Losses"), that they may incur arising out of or due to (i) the inaccuracy or breach of any representation or warranty of any of the Selling Parties contained in this Agreement (without giving effect to any "materiality" or "Material Adverse Effect" or other similar qualifier contained therein), (ii) the breach by any of the Selling Parties of any covenant, undertaking or other agreement of any of the Selling Parties contained in this Agreement, (iii) the Excluded Liabilities and (iv) enforcing the indemnification rights of Buyer pursuant to this Article V.

                  (b) Subject to the limits set forth in this Article V, Buyer agrees to indemnify, defend and hold the Selling Parties and their respective officers, directors, employees, agents, representatives and affiliates, harmless from and in respect of any and all Losses that they may incur arising out of or due to (i) the inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement (without giving effect to any "materiality" or other similar qualifier contained therein), (ii) the breach by Buyer of any covenant, undertaking or other agreement of Buyer contained in this Agreement, (iii) the Assumed Liabilities, (iv) any liabilities incurred by Gifford arising out of his personal guarantee of the Leased Real Property, but only to the extent such liabilities are Assumed Liabilities, and (v) enforcing the indemnification rights of the Selling Parties pursuant to this Article V.

         Section 5.3 Claims for Indemnification.

                  (a) The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "Indemnified Party"). Whenever any claim shall arise for indemnification, the Indemnified Party shall promptly notify the party from whom indemnification is sought ("Indemnifying Party") of the claim, and the facts constituting the basis for such claim. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

                  (b) With respect to claims made by third parties, the Indemnifying Party, upon acknowledgement of its obligations under the terms of the indemnity hereunder in connection with such third party claim, shall be entitled to assume the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party. No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party (A) if such judgment or settlement does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect to such claim, (B) if such judgment or settlement would result in the finding or admission of any violation of Law, or (C) if as a result of such consent or settlement injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement would interfere with or adversely affect the business, operations or assets of the Indemnified Party. The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. The Indemnified Party shall have the right to participate at its own expense in the defense of such asserted liability, but shall not be entitled to settle or compromise such asserted liability without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if (i) the claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party,
(iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim or shall have failed to have engaged counsel reasonably satisfactory to the Indemnified Party within a reasonable period of time or (iv) the claim seeks an injunction or other equitable relief against the Indemnified Party, then (A) the Indemnifying Party shall not be entitled to assume the defense of any such claim or action, (B) the Indemnified Party shall have the right to conduct and control the defense of such action or claim with counsel of its choosing and the legal and other expenses incurred by the Indemnified Party shall be borne by the Indemnifying Party and (C) the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party shall make in respect to such action or claim.

         Section 5.4 Limitations on Indemnification.

                  (a) Notwithstanding anything to the contrary contained herein, neither the Selling Parties on the one hand, nor Buyer on the other hand (or, in each case, such party's officers, directors, employees, agents, representatives and affiliates), shall be entitled to recover from the other under Section

5.2(a)(i) or 5.2(b)(i) unless and until the total of all such party's Losses (including the Losses such party's officers, directors, employees, agents, representatives and affiliates) under Section 5.2(a)(i) or 5.2(b)(i), as applicable, exceeds $100,000, in which case, such party and such party's officers, directors, employees, agents, representatives, and affiliates shall be entitled to recover the full amount of all such Losses in excess of $100,000; provided, however, that no claim for indemnification by Buyer hereunder with respect to Losses resulting from a breach of Sections 2.1, 2.2, 2.11, 2.14, 2.15 and 2.26 hereof or resulting from fraud or misrepresentation shall be subject to the limitations contained in this Section 5.4(a).

                  (b) For purposes of Section 5.2(a)(i) or 5.2(b)(i), the maximum aggregate amount the Selling Parties on the one hand, or Buyer on the other hand (or, in each case, such party's officers, directors, employees, agents, representatives and affiliates) shall be entitled to recover shall be $7,000,000; provided, however, that no claim for indemnification by Buyer hereunder with respect to Losses resulting from a breach of Sections 2.1, 2.2, 2.11, 2.14, 2.15 and 2.26 hereof or resulting from fraud or intentional misrepresentation shall be subject to the limitations contained in this Section 5.4(b).

         Section 5.5 Insurance.

     No indemnifying person hereunder shall have any obligation to indemnify any Indemnified Party under this Article V for any Losses that are actually recovered by the Indemnified Party under insurance policies; provided, however, that for computation purposes, any proceeds that are recovered under insurance policies shall be decreased by any expense in obtaining such proceeds and shall be further decreased by any increase in insurance premiums resulting from making a claim under the insurance policy in connection with such Losses.

         Section 5.6 Exclusive Remedy.

     From and after the Date hereof, the parties hereto acknowledge and agree that the indemnification provisions of this Article V shall be the sole and exclusive remedy for any breach of or inaccuracy in any representation or warranty contained in this Agreement, except for claims based upon fraud or intentional misrepresentation.

         Section 5.7 Right to Set-off.

     Notwithstanding anything to the contrary contained herein, Buyer, at its election, shall have the right to withhold and set-off against any amount due Sellers under this Agreement the amount of any claim for indemnification or payment of damages or any other amount to which Buyer or any of its Affiliates may be entitled under this Agreement upon a final settlement or determination pursuant to Section 6.10 that Buyer is entitled to indemnification hereunder.

                                   ARTICLE VI

                                  MISCELLANEOUS

         Section 6.1 Amendment, Extension and Waiver.


     Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         Section 6.2 Expenses.

     Each party shall pay its own legal, accounting and other miscellaneous expenses incident to the negotiation, preparation and execution of this Agreement.

         Section 6.3 Entire Agreement; No Third-Party Beneficiaries.

     This Agreement, the Confidentiality Agreement (which shall terminate at the Closing) and the Seller Disclosure Schedule (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including those certain letter agreements dated March 23, 2006 and June 30, 2006 and (b) except as provided in Article V, as are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 6.4 Headings.

     The Article and Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 6.5 Notices.

     All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement shall be in writing and shall be given by hand delivery or air courier to the parties at the addresses set forth below.

                  If to any of the Selling Parties:

                  Sweater.com, Inc.
                  1526 C Cloverfield Boulevard
                  Santa Monica, California 90404
                  Attn: Bruce Gifford
                  Fax: 310 388-5967

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Buchalter Nemer
                  Suite 1500
                  1000 Wilshire Boulevard
                  Los Angeles, California 90017
                  Attn: Jeffrey H. Kapor, Esq.
                  Fax: 215 630-5663

                  If to Buyer or Hartmarx:

                  c/o Hartmarx Corporation
                  101 North Wacker Drive
                  Chicago, Illinois 60606
                  Attn: Chief Financial Officer
                  Fax:  312 855-3799

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Hartmarx Corporation
                  101 North Wacker Drive
                  Chicago, Illinois 60606
                  Attn: General Counsel
                  Fax: 312 357-5321

                  With a copy (which shall not constitute notice) given in the manner prescribed above, to:

                  Skadden Arps Slate Meagher & Flom LLP
                  333 West Wacker Drive
                  Chicago, Illinois 60606
                  Attn: Brian W. Duwe, Esq.
                  Fax: 312 407-0411

Any such notice, request, demand or other communication shall be deemed to have been received (i) when delivered, if delivered by hand or sent by telecopier, or
(ii) on the second (2nd) business day after dispatch, if sent by overnight air courier.

         Section 6.6 Assignment.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, but this Agreement may not be assigned by any party without the written consent of the other parties; provided, that Buyer may assign all or any portion of its respective rights hereunder without the prior written consent of either any of the Selling Parties to an affiliate of Buyer or to any of its financing sources, provided, however, that any such assignment shall not relieve Buyer or Hartmarx of its respective obligations under this Agreement.

         Section 6.7 Severability.

     Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         Section 6.8 Applicable Law.

     This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

         Section 6.9 Interpretation.

     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Each exception set forth in the Seller Disclosure Schedule and each other response to this Agreement set forth in the Seller Disclosure Schedule shall be identified by reference to, or be grouped under a heading referring to, a specific individual section, subsection, paragraph or subparagraph of this Agreement and shall relate only to such section, subsection, paragraph or subparagraph, as applicable, except to the extent that one portion of the Seller Disclosure Schedule specifically refers to another portion thereof by cross reference.

         Section 6.10 Jurisdiction.

     Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York, and to the jurisdiction of any other competent court of the State of New York located in the County of New York (collectively, the "New York Courts"), preserving, however, in each case, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in the New York Courts.

If the aforementioned court does not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of New York preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Each party hereby waives, to the fullest extent it may legally and effectively do so (i) any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any related matter in any New York Court, as applicable, and (ii) the defense of an inconvenient forum to the maintenance of such action or proceeding in any New York Court, as applicable. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the New York Courts, as applicable, in any other court or jurisdiction.

         Section 6.11 Service of Process.

     Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 6.10 hereof in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 6.5. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

         Section 6.12 WAIVER OF JURY TRIAL.

     EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         Section 6.13 Specific Performance.

     Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         Section 6.14 Counterparts.

     This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                  ARTICLE VII

                               CERTAIN DEFINITIONS

         "Code" means the Internal Revenue Code of 1986, as amended.

         "GAAP" means generally accepted accounting principles, as in effect in the United States.

         "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, processes, formulae, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, patterns, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

         "Liabilities" means any and all debts, losses, expenses, liabilities, damages, fines, costs, royalties, proceedings, deficiencies or obligations of any nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not resulting from third-party claims) and any out-of-pocket costs and expenses (including attorneys, accountants or other fees) including any liability for Taxes.

         "Liens" means all mortgages, pledges, security interests, deeds of trust, liens, charges, options, conditional sales contracts, claims, restrictions, covenants, easements, rights of way, title defects or other encumbrances or restrictions of any nature whatsoever.

                  "Material Adverse Effect" means (i) a material adverse change in, or effect on, the business, customers, operations, properties, working capital, condition (financial or otherwise), assets, properties or Liabilities of Sellers or the Business, or (ii) a change that would impair the ability of any of the Selling Parties to consummate the transactions contemplated by this Agreement.

         "Permitted Liens" means (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business that are not, individually or in the aggregate, material; and (c) with respect to real property only, minor survey exceptions or imperfections of title that do not, individually or in the aggregate, materially adversely affect the value of such real property or the use of such real property.

         "Person" means any corporation, individual, joint stock company, joint venture, partnership, limited liability company, unincorporated association, Governmental Authority, country, state or political subdivision thereof, trust or other entity.

         "Sellers' knowledge" or "knowledge of Sellers" means the knowledge of Jonathan Saven, Gifford or Jaffe after reasonable inquiry of those supervisory employees of each Seller whose duties would, in the normal course of such Seller's affairs, result in such employees having knowledge concerning such subject, area or aspect.

         "Tax" or "Taxes" means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, foreign and other income, environmental, add-on, minimum, franchise, profits, capital gains, capital stock, capital structure, transfer, sales, gross receipt, use, ad valorem, service, service use, lease, recording, customs, occupation, property, excise, gift, severance, windfall profits, premium, stamp, license, payroll, social security, employment, unemployment, disability, value-added, withholding, escheat and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return) and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by an governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person, regardless of whether disputed.

         "Tax Return" means any return, report, declaration, information return, filing or other document (including any amendments thereto or related or supporting information) filed or required to be filed with respect to Taxes.


                  [Remainder of page intentionally left blank;
                signatures appear on immediately following page]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by the duly authorized officer of each of the Sellers, Hartmarx, Buyer and by the Securityholders as of the day and year first above written.


                                           HARTMARX CORPORATION (for purposes of
                                           Section 4.9 only)


                                           By: /s/ Glenn R. Morgan
                                               ---------------------------------
                                           Name:  Glenn R. Morgan
                                           Title: Executive Vice President


                                           SC ACQUISITION CORP.


                                           By: /s/ Glenn R. Morgan
                                               ---------------------------------
                                           Name:  Glenn R. Morgan
                                           Title: Executive Vice President


                                           SWEATER.COM, INC.


                                           By: /s/ Bruce Gifford
                                               ---------------------------------
                                           Name:  Bruce Gifford
                                           Title: President


                                           NYC SWEATERS, INC.


                                           By: /s/ Bruce Gifford
                                               ---------------------------------
                                           Name:  Bruce Gifford
                                           Title: President

                                           /s/ Bruce Gifford
                                           -------------------------------------
                                           BRUCE GIFFORD

                                           /s/ Daniel Jaffe
                                           -------------------------------------
                                           DANIEL JAFFE

Index of Exhibits and Schedules*

Exhibit 1.4(b)--Purchase Price Allocation
Exhibit 1.11(a)--Hartmarx Accounting Practices

Disclosure Schedule Section 1.1(a)(ii)--Business Contracts
Disclosure Schedule Section 1.1(a)(iii)--Accounts Receivable
Disclosure Schedule Section 1.1(a)(v)--Real Property
Disclosure Schedule Section 1.1(a)(vii)--Intellectual Property
Disclosure Schedule Section 1.1(a)(x)--Tangible Personal Property
Disclosure Schedule Section 1.1(a)(xii)--Permits
Disclosure Schedule Section 1.1(b)(viii)--Excluded Assets
Disclosure Schedule Section 1.2(a)--Accounts Payable and Accrued Expenses Disclosure Schedule Section 2.1(a)--Qualification to do Business
Disclosure Schedule Section 2.3--Consents and Approvals; No Violation Disclosure Schedule Section 2.4--Financial Statements
Disclosure Schedule Section 2.5(c)--Undisclosed Liabilities
Disclosure Schedule Section 2.6--Absence of Certain Changes
Disclosure Schedule Section 2.9(a)--Certain Contracts
Disclosure Schedule Section 2.10--Permits and Other Authorizations Disclosure Schedule Section 2.11--Assets
Disclosure Schedule Section 2.12--Insurance
Disclosure Schedule Section 2.13--Labor Relations
Disclosure Schedule Section 2.14(a)--Benefit Plans; ERISA
Disclosure Schedule Section 2.14(e)-- Severance
Disclosure Schedule Section 2.15(c)--Taxes
Disclosure Schedule Section 2.17--Litigation
Disclosure Schedule Section 2.19--Personnel
Disclosure Schedule Section 2.20--Related Party Transactions
Disclosure Schedule Section 2.21--Inventory
Disclosure Schedule Section 2.22--Accounts Receivable
Disclosure Schedule Section 2.23--Customers and Suppliers

------------
* Exhibits and Schedules to the Purchase Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.